COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	April 26, 2011

Cooper Tire & Rubber Company Reports
 Solid First Quarter Results Despite Raw Material Headwinds

•	Record first quarter net sales of $906 million, an increase of 20 percent
•	Operating profit of $32 million, or 3.6 percent of net sales
•	Earnings per share (attributable to Cooper Tire) of 25 cents

Findlay, Ohio, April 26, 2011 - Cooper Tire & Rubber Company (NYSE:CTB) today reported net income attributable to Cooper Tire of $16 million for the quarter ended March 31, 2011, an increase of $4 million from the same period in 2010.  Net sales were $906 million, an increase of $152 million, or 20 percent, from the prior year. Operating profit was $32 million for the quarter, a decrease of $1 million from the prior year same quarter. The Company reported net income of 25 cents per share on a diluted basis compared with 19 cents in the first quarter of 2010.

Results during the quarter included an after-tax gain of $3 million related to the acquisition of a controlling interest in Corporación de Occidente SA de CV.  The Company also incurred $4 million of costs during the quarter primarily related to the costs associated with the expiration of a 10-year lease for the Company's airplane.  The prior year first quarter included restructuring charges of $8 million, and $22 million of increased charges for an adverse verdict in a single products liability case.

While the Company was successful during the quarter in improving price and mix ($128 million), this was more than offset by higher raw material costs ($164 million). Lower products liability expenses ($19 million), increased volumes ($11 million), lower restructuring costs ($8 million), and improved manufacturing ($5 million) contributed favorably to results. Selling, general and administrative and other costs were higher by $8 million.  The net impact of these changes was a decrease in operating profit of $1 million.

The Company ended the quarter with $188 million of cash and cash equivalents, a decrease of $225 million during the quarter compared with a 2010 year-end balance of $413 million.  The Company used approximately $134 million during the quarter to acquire additional ownership in Mexican and Asian operations.  Increases driven by the typical seasonal building of working capital balances, ahead of the peak selling season in the second half of the year, were also a significant use of cash during the quarter.  The Company did not find it necessary to access its available credit lines to support these activities during the quarter.

The Company has posted a summary presentation of information related to the quarter on its website at http://www.coopertire.com/html/pdf/Investor_Summary.pdf

North America Tire Operations

North America Tire Operations achieved net sales of $648 million during the first quarter, up 22 percent from 2010 net sales of $532 million.  The increased sales were the result of both stronger price and mix and increased unit sales.  Total light vehicle tire shipments for Cooper's North America segment in the United States increased by 9.2 percent, compared with a total industry shipment increase of 8.8 percent reported by the Rubber Manufacturers Association.  Unit sales for the North American segment increased 8.6 percent compared with the prior year first quarter.

During the quarter the segment implemented a Feb. 1 price increase of 2.5 percent on light vehicle tires in the United States, and another price increase on March 15 that will have an impact on average of between 8 percent and 9 percent, with prices varying by product.

The segment's operating profit was $22 million for the first quarter, or 3.3 percent of net sales. This is an increase of $8 million compared with the same period in 2010.  Favorable pricing and mix of $57 million were more than offset by $90 million of higher raw material costs. Products liability expenses were $19 million lower than a year ago.  Higher volumes improved results by $12 million. Restructuring charges decreased by $8 million from the prior year.  Improved manufacturing operations increased results by $4 million.  Other costs were higher by approximately $2 million.

International Tire Operations

The Company's International Tire Operations reported a new record high of $363 million in net sales, an increase of $69 million, or 24 percent, compared with the prior year same quarter.  The increase reflected positive price and mix partially offset by slightly lower volumes.  The segment shipped 4.2 percent fewer units than the same quarter in 2010.  Asian operations decreased sales volumes by 2 percent including intercompany shipments, while European operations decreased sales volumes by 10 percent. The Company did not operate through the Chinese New Year in 2011, which it had done to meet extraordinary demand in 2010.  The segment implemented a variety of price increases in the regions it operates in during the quarter.

The segment's operating profit decreased by $3 million, to $20 million or 5.5 percent of net sales in the first quarter of 2011, from $23 million or 7.7 percent in the first quarter of 2010. Favorable price and mix of $72 million nearly offset higher raw material costs of $73 million.  Operating profit also decreased $1 million due to lower volumes and $1 million due to higher other costs.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, “Despite elevated raw material costs, we continued making improvements to our underlying operations and delivered solid operating profits during the quarter. In addition to the work we have done to improve costs, we have implemented price increases in a variety of ways around the globe to address these pressures.

"We still intend to produce 10 percent more units in 2011 than we did in 2010 to help meet the continued strong demand for our products. We expect raw material costs to remain at elevated levels after the first quarter, but persistent volatility can make it difficult to accurately predict movements in raw material prices. We have forecasted that our raw material index is likely to be sequentially higher, by between 10 percent and 15 percent, during the second quarter. We believe increases to the raw material index should begin to decelerate during the third quarter.

"The investments we made during the quarter to increase ownership at the Mexican and Asian operations are great examples of our dedication to increasing our presence in these fast-growing markets and one of the ways we will continue making forward progress as a Company.  Our focus is on efforts that will continue to better position the Company to improve shareholder returns, and we remain optimistic about our opportunities to further improve results by successfully implementing tactics that will profitably grow the top line, improve our global cost structure and improve organizational capabilities."

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern Time.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s website at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company with affiliates, subsidiaries and joint ventures that specialize in the design, manufacture, marketing and sales of passenger car and light truck tires. The Company also has subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information on Cooper Tire, visit www.coopertire.com, www.facebook.com/coopertire, or twitter.com/coopertire.

Forward-Looking Statements

This press release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,”  “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors and customers;
•	technology advancements;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest and foreign exchange rates;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	increased competitive activity including actions by larger competitors or low-cost producers;
•	the inability to recover the costs to develop and test new products or processes;
•	the risks associated with doing business outside of the United States;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives;
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;

•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	inability to adequately protect the Company’s intellectual property rights;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	inability to use deferred tax assets;
•	changes to tariffs on certain tires imported into the United States from the People's Republic of China or the imposition of new tariffs or trade restrictions;
•	and changes in the Company’s relationship with joint-venture partners.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow…)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended
	March 31
	2010	2011

Net sales	$754,443	$905,962
Cost of products sold	669,271	820,834
Gross profit	85,172	85,128

Selling, general and administrative	44,605	52,945
Restructuring charges	7,612	-
Operating profit	32,955	32,183

Interest expense	8,730	9,421
Interest income	(1,213)	(669)
Other expense (income)	(237)	(5,505)
Income from continuing operations, before income taxes	25,675	28,936

Income tax expense (benefit)	7,743	10,459

Income from continuing operations	17,932	18,477

Income (loss) from discontinued operations, net of income taxes	(760)	-

Net income	17,172	18,477

Net income attributable to noncontrolling shareholders' interests	5,596	2,803

Net income attributable to Cooper Tire & Rubber Company	$11,576	$15,674

Basic earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.20	$0.25
Income (loss) from discontinued operations	(0.01)	-
Net income available to Cooper Tire & Rubber Company common stockholders	$0.19	$0.25

Diluted earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.20	$0.25
Income (loss) from discontinued operations	(0.01)	-

Net income available to Cooper Tire & Rubber Company common stockholders	$0.19	$0.25

Weighted average shares outstanding (000s):
Basic	60,914	61,850
Diluted	62,294	63,185
Depreciation	$29,859	$29,658
Amortization	$501	$337
Capital expenditures	$15,464	$35,903

Segment information
Net sales
North American Tire	$531,717	$647,944
International Tire	293,557	363,422
Eliminations	(70,831)	(105,404)

Segment profit (loss)
North American Tire	$13,602	$21,529
International Tire	22,550	20,072
Eliminations	(509)	(1,743)
Unallocated corporate charges	(2,688)	(7,675)

******************************
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31
	2010	2011

Assets
Current assets:
Cash and cash equivalents	$337,500	$188,485
Notes receivable	37,213	36,172
Accounts receivable	421,755	480,253
Inventories	360,949	480,054
Other current assets	39,165	52,186
Total current assets	1,196,582	1,237,150

Net property, plant and equipment	833,637	939,271
Goodwill	-	21,210
Restricted cash	2,172	2,301
Intangibles and other assets	110,501	85,684
	$2,142,892	$2,285,616

Liabilities and Equity
Current liabilities:
Notes payable	$145,088	$127,051
Trade payables and accrued liabilities	507,321	587,041
Income taxes	5,318	6,217
Liabilities of discontinued operations	1,052	-
Current portion of long-term debt	4,995	16,613
Total current liabilities	663,774	736,922

Long-term debt	327,441	317,276
Postretirement benefits other than pensions	246,624	259,549
Pension benefits	265,963	247,932
Other long-term liabilities	174,072	172,155
Deferred income taxes	5,888	12,027
Redeemable noncontrolling shareholders' interests	55,041	68,419
Total parent stockholders' equity	348,633	431,759
Noncontrolling shareholders' interests in consolidated
subsidiaries	55,456	39,577
	$2,142,892	$2,285,616